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                             JOINT VENTURE AGREEMENT

                                     between

                              J.R. SIMPLOT COMPANY

                                       and

                             HUBBARD MILLING COMPANY

                            Dated as of July 28, 1993

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                                TABLE OF CONTENTS

1.    Formation of Joint Venture ...........................................   1

2.    Property, Plant, and Equipment .......................................   1

      (a)    Initial Property, Plant and Equipment .........................   1
      (b)    Additional Property, Plant and Equipment ......................   2
      (c)    Ownership of Facility .........................................   2

3.    Trade Secrets ........................................................   2

4.    Trademarks, Etc. .....................................................   2

5.    Working Capital ......................................................   3
      (a)    Generally .....................................................   3
      (b)    Methods Established by Management Committee ...................   3
      (c)    Absence of Methods Established by Management Committee ........   3

6.    Direct Expenses ......................................................   3
      (a)    Reimbursement of Direct Expenses ..............................   3
      (b)    Description of Direct Expenses ................................   4
      (c)    Administrative Services Fee ...................................   4

7.    Transactions with the Venture ........................................   4
      (a)    Purchases of Pet Food from the Venture by Simplot .............   4
      (b)    Purchases of Pet Food from the Venture by Hubbard .............   4
      (c)    Sales of Pet Food to the Venture ..............................   5

8.    Management and Operation; Personnel; Ancillary Services ..............   5
      (a)    Management Committee ..........................................   5
      (b)    Day-to-Day Operations .........................................   5
      (c)    Quality of Pet Food ...........................................   6
      (d)    Storage of Ingredients and Finished Products ..................   6
      (e)    Customer Service ..............................................   6
      (f)    Customer Orders ...............................................   7
      (g)    Limitations Upon Authority of Parties .........................   7
      (h)    Personnel .....................................................   7
      (i)    Management Personnel ..........................................   7
      (j)    Employment Matters ............................................   7
      (k)    Ancillary Services ............................................   8


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9.    Accounting Matters ...................................................   8
      (a)    Tax Status ....................................................   8
      (b)    Books of Account ..............................................   8
      (c)    Bank Accounts .................................................   9
      (d)    Settlement of Intercompany Accounts ...........................   9

10.   Distribution of Net Income ...........................................   9

11.   Other Business Operations of Parties .................................   9
      (a)    Simplot .......................................................   9
      (b)    Hubbard .......................................................   9

12.   Insurance ............................................................   9

13.   Representations and Warranties .......................................  10
      (a)    Generally .....................................................  10
      (b)    Additional Representations and Warranties of Simplot ..........  11

14.   Initial Term and Renewal Terms .......................................  11

15.   Early Termination ....................................................  11

16.   Disposition of Assets Following Termination ..........................  12
      (a)    Generally .....................................................  12
      (b)    Option to Lease Facility ......................................  12
      (c)    Option to Purchase Additional Equipment .......................  12
      (d)    Disposition of Assets .........................................  13
      (e)    Application of Cash ...........................................  13

17.   Option of Simplot to Participate with Hubbard in Ownership and Operation of New Facility ........................................  14

18.   Assignment ...........................................................  14

19.   Successors and Assign ................................................  15

20.   Further Assurances ...................................................  15

21.   Waivers and Amendments ...............................................  15

22.   Arbitration ..........................................................  15


                                      -ii-
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23.   Indemnification, Etc . ...............................................  15
      (a)    By Simplot ....................................................  15
      (b)    By Hubbard ....................................................  16
      (c)    By the Venture ................................................  16

24.   Liability of Parties .................................................  16

25.   Governing Law ........................................................  17

26.   Notices ..............................................................  17

27.   Entire Agreement .....................................................  17

28.   Headings .............................................................  17

29.   Counterparts .........................................................  17

EXHIBITS
--------

   A           Description of Facility
   B           Additional Equipment
   C           Description of Direct Expenses
   D           Administrative Services
   E           Form of Financial Statements
   F           Terms of Lease


                                      -iii-
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                             JOINT VENTURE AGREEMENT

        Joint Venture Agreement, dated July 28, 1993, by and between J.R. SIMPLOT COMPANY, DIVERSIFIED PRODUCTS GROUP, a Nevada corporation ("Simplot"), and HUBBARD MILLING COMPANY, a Minnesota corporation ("Hubbard").

                                    RECITALS

       Simplot owns a fish food manufacturing facility in Caldwell, Idaho, more fully described in Exhibit A hereto (the Facility") suitable for conversion to a pet food and manufacturing facility.

        Hubbard is engaged in the pet food business throughout the United States and, in connection therewith, has developed substantial expertise in the pet food business and has implemented an extensive sales, marketing and distribution network for pet food products.

        Simplot and Hubbard now desire to form a joint venture for the manufacture of pet food at the Facility and the sale, marketing and distribution of pet food in connection therewith.

        NOW, THEREFORE, in consideration of the foregoing recitals and the agreements herein contained, Simplot and Hubbard agree as follows:

        1. Formation of Joint Venture. Simplot and Hubbard hereby form a joint venture (the "Venture") for the manufacture of pet food at the Facility and the sale, marketing and distribution of pet food in connection therewith. The Venture shall constitute a special purpose general partnership governed by the Uniform Partnership Act, as adopted in the State of Idaho. The name of the Venture shall be: Simplot/Hubbard Pet Food Venture. For purpose of this Agreement, the term "pet food" shall mean manufactured food products prepared for ingestion by domestic companion animals, including primarily dogs and cats.

        2.     Property, Plant, and Equipment.

        (a) Initial Property, Plant and Equipment. Simplot will make the Facility available to the Venture on a rent-free basis during the term of this Agreement. The parties recognize that substantial additional equipment will be required to commence operations by the Venture at the Facility and that additional warehouse space and/or loading facilities may be required at the Facility. Attached hereto as Exhibit B is a preliminary list of the additional equipment and a budget reflecting the projected cost of such equipment. The final budget, together with plans and specifications for the additional equipment and installation thereof, shall be prepared jointly and mutually agreed to by the parties as soon as practical following the execution hereof to facilitate the earliest possible plant start-up. Simplot and Hubbard shall each contribute an amount equal to fifty percent (50%) of the costs of acquiring and installing the additional equipment, when and as such costs are payable by the Venture. Simplot will make available to the
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               Venture adequate warehouse space and loading dock(s) necessary for the conduct of the business of the Venture, either by making available existing warehouse space at the Facility or by constructing additional warehouse space, and by constructing appropriate truck height loading dock(s). Simplot shall bear the costs of construction of any additional warehouse space and loading dock(s), and shall not be reimbursed therefore by the Venture.

        (b) Additional Property, Plant and Equipment. If the Management Committee (as defined in Section 8(a) hereof) shall determine after the date hereof that any additional property, plant and equipment is required for the Venture, other than that specified in Section 2(a) above, each of Simplot and Hubbard shall contribute to the capital of the Venture an amount equal to 50% of the costs thereof, when and as such costs are payable by the Venture.

        (c) Ownership of Facility. The Facility, as initially made available to the Venture pursuant to Section 2(a) hereof, together with the warehouse and loading dock(s) contemplated by Section 2(a) hereof, shall constitute property of Simplot and title thereto shall be in the name of Simplot. Any additional property, plant and equipment acquired from time to time pursuant to Section 2(a) or (b) hereof shall constitute property of the Venture and title thereto shall be in the name of the Venture.

        3. Trade Secrets. Proprietary manufacturing processes, customer lists and other similar confidential information relating to the manufacture, sale, marketing and distribution of pet food products (collectively, "Trade Secrets") constituting the property of a party hereto prior to the date hereof shall not constitute property of the Venture notwithstanding disclosure to the other party in connection with the Venture. Any such Trade Secrets may be used by the Venture but shall not be used by the other party, disclosed to others, or any other advantage taken thereof by such party in its own separate business activities (unless such Trade Secrets become part of the public domain through no action of such party, or are subsequently independently developed by such party). Trade Secrets developed by the Venture shall be and become the property and Trade Secrets of the Venture, but may be used by either party in its own separate business activities.

        4. Trademarks. Etc. The Venture will employ the trademark(s), patent(s), copyright(s), license(s) and other intellectual property rights presently being used by Simplot and Hubbard in connection with their respective pet food businesses, other than the brand names used by Hubbard and Simplot in connection with the sale by Hubbard and Simplot of products purchased from the Venture pursuant to Sections 7(a) and (b) hereof. All of such trademarks, patents, copyrights and other intellectual property rights are hereby made available on a non-exclusive basis to the Venture. Such trademarks, patients, copyrights and other intellectual property rights shall remain the property of Simplot or Hubbard, as the case may be, and shall not constitute property of the Venture. Each of Simplot and Hubbard shall establish quality control standards for all products sold using its trademarks, and shall specify policies and programs to monitor compliance with such standards.

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5.      Working Capital.

(a) Generally. Each of Simplot and Hubbard shall provide 50% of the working capital from time to time required for operation of the Venture; provided, however, that the cost of property, plant and equipment required for the Venture shall be funded in accordance with Section 2(a) and 2(b) hereof.

(b) Methods Established by Management Committee. The Management Committee may from time to time establish such methods as it deems appropriate for the working capital requirements of the Venture to be satisfied in accordance with Section 5(a) hereof.

(c) Absence of Methods Established by Management Committee. Absent establishment of other methods by the Management Committee in accordance with Section 5(b) hereof, the working capital requirements of the Venture shall be satisfied as set forth in this Section 5(c).

         (i) Advances. To the extent the cash proceeds of sales and collections on, accounts receivable by the Venture from time to time do not fund current working capital requirements, including without limitation payments to Simplot and Hubbard for direct expenses incurred in connection with the Venture and required to be paid by the Venture in accordance with Section 6 hereof and periodic distributions of Distributable Net Income (as defined in Section 10 hereof), each of Simplot and Hubbard agrees to advance 50% of such additional working capital to the Venture from time to time pursuant to this Section 5(c).

         (ii) Repayment of Advances. To the extent cash proceeds of sales and collections on accounts receivable by the Venture from time to time exceed its current working capital requirements, such excess will be applied to repayment of advances made by Simplot and Hubbard pursuant to this Section 5(c), pro rata.

         (iii) Character of Advances to the Venture. Advances to the Venture pursuant to this Section 5(c) shall constitute non-interest bearing advances.

6.      Direct Expenses.

(a) Reimbursement of Direct Expenses. Each of Simplot and Hubbard shall from time to time prepare and submit to the Management Committee a written statement, the detail of which shall be determined by the Management Committee, for the actual direct expenses incurred by it in connection with the Venture. The Venture shall credit the intercompany account of Simplot or Hubbard, as the case may be, for such expenses promptly upon receipt of any such statement. In connection with the submission of written statements for direct expenses to the

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       Management Committee, each of Simplot and Hubbard shall identify any material variances in such expenses from the projected expenses reflected in any operating budget for such period prepared by the Management Committee.

(b) Description of Direct Expenses. Direct expenses for which Simplot and Hubbard shall be reimbursed pursuant to Section 6(a) hereof shall include the expenses described in Exhibit C hereto, together with such other expenses from time to time approved by the Management Committee. General corporate overhead and corporate administrative expense, interest, depreciation or other indirect expenses shall not constitute direct expenses for purpose of this Section 6.

(c) Administrative Services Fee. In consideration of the accounting, bookkeeping, computer and other administrative services to be provided to the Venture by Simplot or Hubbard, the Venture shall pay to Simplot or Hubbard , as the case may be, an administrative services fee, the amount of which shall be established from time to time by the Management Committee. The Venture shall pay such amounts by crediting the intercompany account of Simplot or Hubbard, as the case may be. The amount of such administrative services fee shall be the amount, reasonably determined by the Management Committee, necessary to reimburse Simplot and/or Hubbard for the cost of providing such services directly related to the Venture. The initial administrative services to be provided by either Simplot or Hubbard to the Venture are set forth on Exhibit D hereto.

7.     Transactions with the Venture.

(a) Purchases of Pet Food from the Venture by Simplot. It is anticipated that the Facility may be able to manufacture certain pet food and fish food products marketed by Simplot under the Simplot brand name. Simplot agrees that during the term of this Agreement it will purchase from the Venture, to the extent available from the Venture, the entirety of its requirements for pet food and fish food products. The price to be charged Simplot for such products purchased from the Venture shall be established by the Management Committee so as to yield to the Venture a per ton profit substantially equivalent to the per ton profit then being realized by the Venture on sales of products to others. The Venture shall invoice Simplot for all products sold to Simplot, and debit the intercompany account of Simplot for the amount of such invoices.

(b) Purchases of Pet Food from the Venture by Hubbard. It is anticipated that the Facility may be able to manufacture certain pet food products currently marketed by Hubbard under the Supreme, Proclaim and Country Prime brand names. In the event Hubbard determines to purchase such products from the Venture, the price to be charged Hubbard for such products shall be established by the Management Committee so as to yield to the Venture a per ton profit substantially equivalent to the per ton profit then being realized by the Venture on sales of products to others. The Venture shall invoice Hubbard for all products sold to

       Hubbard, and debit the intercompany account of Hubbard for the amount of such invoices.

(c) Sales of Pet Food to the Venture. In order to supplement the product line of the Venture, Hubbard and/or Simplot will sell to the Venture pet food products from time to time manufactured by Hubbard or Simplot but not manufactured by the Venture ("Supplemental Products"). The price to be charged to the Venture by Hubbard or Simplot for Supplemental Products shall be subject to the approval of the Management Committee, and shall yield to the Venture a per ton profit substantially equivalent to the average per ton profit of other pet food products manufactured by the Venture. Hubbard and Simplot shall invoice the Venture for all Supplemental Products sold to the Venture, and the Venture shall credit the intercompany account of Hubbard or Simplot, as the case may be, for the amount of such invoices.

8.     Management and Operation; Personnel; Ancillary Services.

(a) Management Committee. Management of the Venture shall be vested in committee (the "Management Committee") consisting of one representative of Simplot and one representative of Hubbard. Each party will designate a representative who will serve on the Management Committee and one alternative who shall act in the absence of such representative. Simplot has designated Ray Kaufman as its representative and Steve O'Loughlin as its alternate. Hubbard has designated Tim Violet as its representative and Mike Mitchell as its alternate. Each party may from time to time, by written notice to the other, designate a new representative or alternate.

(b) Day-to-Day Operations. Responsibility for the day-to-day operations of the Venture shall be divided between Simplot and Hubbard as provided in this Section 8(b), subject to the overall management authority of the Management Committee and such changes in the respective responsibilities of Simplot and Hubbard as to the Management Committee shall from time to time determine.

         (i) Simplot. Simplot shall be primarily responsible for the day-to-day operation of the Facility, including the purchase of common ingredients on behalf of the Venture; the purchase of specialty ingredients, including premixes, and packaging used solely in Simplot's branded label products; the manufacture of pet food products on behalf of the Venture at the Facility pursuant to Hubbard's formulations and specifications; and warehousing inventories of ingredients, packaging and finished product at the Facility.

         (ii) Hubbard. Hubbard shall be primarily responsible for purchase of packaging and specialty ingredients on behalf of the Venture (except as otherwise provided in subparagraph (i) above); the development of pet food formulations; the marketing and sales of pet food products manufactured or distributed by the Venture; and the collection of accounts receivable arising from the sale of pet food products on behalf of the Venture.

        (iii) Alternate Arrangements. if the Management Committee shall from time to time determine that a party can purchase goods on behalf of the Venture at a price or on terms materially more favorable to the Venture than the party responsible for the purchase of such goods under subparagraph (i) or (ii) above, then notwithstanding the provisions of such subparagraphs, such other party shall purchase such goods on behalf of the Venture.

(c) Quality of Pet Food. Simplot will use its best efforts to operate the Facility on behalf of the Venture to manufacture pet food products pursuant to Section 8(b) hereof which are of consistently high quality in accordance with Hubbard's formulations and specifications and will use its best efforts to control the cost of manufacturing consistent with Hubbard's standard of quality. Hubbard will provide a quality assurance program in connection with the production of pet food by the Venture to be implemented by Simplot. This program will be monitored by Hubbard's Quality Assurance Department for compliance. Simplot shall be responsible for performing the following activities in accordance with quality control standards established by Hubbard: (i) purchasing proper ingredients; (ii) maintaining quality standards at the Facility and on products manufactured at the Facility, including implementing sanitation policies and programs; and (iii) taking samples, inventory control and maintaining plant production records necessary for quality control. Simplot shall be entitled to charge the Venture for quality assurance services that are normally performed during the manufacturing of pet foods (i.e. technician work).

(d) Storage of Ingredients and Finished Products. Simplot will maintain and store at the Facility on behalf of the Venture an inventory of packaging and ingredients and an inventory of finished products adequate to satisfy purchase orders obtained by Hubbard from customers.

(e) Customer Service. Simplot shall make every effort to satisfy customer requests as to delivery, customer pick-up and other related courtesies required to satisfy the needs of customers. In connection therewith, the Venture shall maintain an adequate supply of Hubbard pet food products which are not manufactured at the Facility sufficient to satisfy anticipated customer demands, including treats, canned pet foods, semi-moist products, biscuits and other pet food products.

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(f)    Customer Orders. Hubbard agrees that, during the term of this Agreement, it will use reasonable efforts to produce orders from customers for pet food for production at the Facility so long as such pet food can be produced economically at the Facility, is of a quality satisfactory to Hubbard and can be produced consistent with Hubbard's requirements for delivery, customer pick-up and other related customer courtesies. Simplot acknowledges, however, that decisions as to which orders will be assigned by Hubbard to the Facility are within the discretion and control of Hubbard, to be reasonably exercised. All first orders from customers of the Venture shall be subject to credit approval by the Management Committee of the Venture. Any bad debt on products sold by the Venture to customers approved by the Management Committee will be charged against the Venture. The parties further acknowledge that the Venture shall not be liable for any bad debt on products sold to Hubbard or Simplot and resold by Hubbard or Simplot. All customer orders will be called into the Hubbard order desk in Mankato, Minnesota, including Simplot's orders for Simplot brand products. Orders will be transmitted daily to the Facility via computer terminals.

(g) Limitations Upon Authority of Parties. Neither party, without the consent of the other, shall (i) borrow money for or in the name of the Venture or utilize any party of the Venture as collateral for any such borrowing;
       (ii) as a partner in the Venture, make, execute or deliver any assignment for the benefit of creditors, confession of judgement, chattel mortgage, deed, guarantee, indemnity bond or surety bond; (iii) buy, sell, encumber or lease any property of the Venture, or any interest therein, other than in the ordinary course of business; or (iv) undertake or authorize any construction of any kind or nature other than necessary or appropriate repairs in the ordinary course of business.

(h) Personnel. Subject to such changes as from time to time approved by the Management Committee, all employees at the Facility will be employed by Simplot. The Venture shall reimburse Simplot in accordance with Section 6 hereof as a direct expense of the Venture for compensation and benefits to such employees.

(i) Management Personnel. Each of Simplot and Hubbard shall devote the attention of their management personnel to the Venture from time to time as appropriate, but except as expressly provided in Section 6(c) hereof with respect to administrative service fees, neither Simplot nor Hubbard shall charge a management fee to the Venture or allocate to the Venture as a direct expense any portion of the compensation and benefits paid to its management personnel.

(j) Employment Matters. Employees of Simplot or Hubbard who perform services for the Venture shall remain employees of their respective employer, which shall remain solely responsible for establishing the terms and conditions of their employment, including hiring, discipline and discharge. Neither Simplot nor Hubbard (or any of their respective employees) shall have any responsibility for

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       the development or approval of personnel policies with respect to the employees of the other party performing services for the Venture. Subject to the right of reimbursement as a direct expenses as previously provided hereinabove, Simplot and Hubbard shall remain solely liable for the payment of compensation and any employment benefits to their respective employees and for the payment of any taxes, charges or assessments payable with respect to their respective employees, including without limitation any such payments made to governmental agencies or bodies. No party to this Agreement shall be liable for workers' compensation or employment-related damages or actions relating to the employees of the other party to this Agreement. Neither the Venture nor Hubbard shall be considered a successor employer of any employees of Simplot, and neither the Venture nor Simplot shall be considered a successor employer of any employees of Hubbard.

(k) Ancillary Services. If the Management Committee shall from time to time determine that ancillary services required for operation of the Venture (e.g., lab analysis) can be provided to the Venture more efficiently or more economically by Simplot or Hubbard than by having such services provided by personnel regularly engaged in operation of the Venture or by a third party contractor, then Simplot or Hubbard, as the case may be, agrees to provide such ancillary services to the Venture on such terms as may be agreed by such party and the Management Committee; provided, however, that neither Simplot nor Hubbard shall have any obligation to provide such ancillary services to the Venture if, in the reasonable judgment of such party, to do so would materially interfere with its other business operations or is not otherwise practicable under the circumstances.

9.     Accounting Matters.

(a) Tax Status. The Venture will function as a partnership for tax purposes. The fiscal year of the Venture shall end on April 30, or such other year as shall be approved by the Management Committee.

(b) Books of Account. Hubbard shall be responsible for maintaining books of account for the Venture. In connection therewith, Hubbard shall prepare and distribute to the parties on or prior to the 15th day of each month an income statement and balance sheet for the venture for the preceding month substantially in the form of Exhibit E hereto, with such changes in form as may from time to time be approved by the Management Committee. Hubbard and Simplot shall cause to be performed periodic independent audits of the books of account as from time to time determined by the Management Committee. The parties and their agents shall have full access to the books and records of the Venture at all reasonable times and shall have the right to make copies of extracts from such books and records.

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(c)    Bank Accounts. Hubbard shall keep all funds of the Venture in one or more bank accounts in Hubbard's name. Such funds may be commingled with other funds of Hubbard, but Hubbard shall separately account for such funds and interest on such funds shall accrue to the benefit of the Venture.

(d) Settlement of Intercompany Accounts. The intercompany account of each party shall be settled on a monthly basis or on such other schedule approved by the Management Committee. Each party shall remit to the Venture the amount of any net charges to its account, or the Venture shall remit to the party the amount of any net credits to its account.

       10. Distribution of Net Income. An amount equal to 50% of the Distributable Net Income (as hereinafter defined) shall be distributed to each party from time to time, as determined by the Management Committee. "Distributable Net Income" for any period shall mean the excess, if any, of (i) the net income (computed without regard to any deduction for depreciation of Venture assets) for such period over (ii) the aggregate net losses for all prior periods to the extent not offset against net income for prior periods in computing "Distributable Net Income" for such prior periods.

        11.    Other Business Operations of Parties.

        (a) Simplot. Simplot engages in the pet food business at other locations throughout the Pacific Northwest, which other operations do not constitute part of the Venture.

        (b) Hubbard. Hubbard engages in the pet food business at other locations throughout the United States, which other operations do not constitute part of the Venture. Simplot recognizes that such other operations of Hubbard may compete with the Venture.

        12. Insurance. The following insurance coverages shall be obtained regarding the operations and assets of the Venture:

               (i) Simplot shall obtain property and casualty insurance with respect to the Facility, and the Venture shall obtain property and casualty insurance with respect to any additional property, plant and equipment acquired by the Venture pursuant to Section 2(b), in each case written on an all risks replacement cost basis. All losses payable thereunder that relate to (x) the Facility shall be payable solely to Simplot and (y) the property, plant and equipment acquired by the Venture pursuant to Section 2(b) shall be payable solely to the Venture; provided, however, that such proceeds shall be applied to repair, restoration or replacement of the damaged property.

               (ii) The Venture shall obtain property and casualty insurance with respect to the inventory, packaging and supplies of the Venture in such amounts and with such deductibles as shall be determined by the Management Committee.

               (iii) The Venture shall obtain comprehensive general and products liability insurance with respect to the Venture. All such policies shall name each party and the Venture as insured thereunder.

               (iv) Each party shall obtain appropriate workers' compensation insurance with respect to such party's employees.

               (v) The Venture shall obtain such other insurance coverage as the Management Committee shall deem appropriate in connection with the activities of the Venture.

        The premiums of any such insurance shall constitute a direct expense of the Venture for purposes of Section 6 hereof.

        13.    Representations and Warranties.

        (a) Generally. Each of Simplot and Hubbard represents and warrants to the other that:

               (i) it is a corporation duly organized and in good standing under the laws of the state of its incorporation;

               (ii)   it is duly qualified to do business in the State of Idaho;

               (iii) it has obtained all necessary corporate approval to execute, deliver and perform this Agreement and to engage in operation of the Venture as contemplated hereby;

               (iv) the execution, delivery and performance of this Agreement and operation of the Venture as contemplated hereby does not violate the terms of any agreement to which it is a party or by which it is bound;

               (v) there are no suits or proceedings pending or, to its knowledge, threatened against it which, if decided adversely to such party, would adversely affect its authority to execute, deliver and perform this Agreement or to engage in operation of the Venture in accordance herewith; and

               (vi) it has all necessary licenses, permits and authorizations, governmental or otherwise, necessary to execute, deliver and perform this Agreement and to engage in operation of the Venture as contemplated hereby.

        (b) Additional Representations and Warranties of Simplot. To the best of Simplot's knowledge, Simplot has not discharged at the Facility or permitted or suffered the discharge at the Facility of any hazardous substances the release or disposal of which is regulated by any law, regulation, ordinance or code, and to the knowledge of Simplot no such hazardous substances exist in, on or under the Facility. Except as disclosed in writing to Hubbard by Simplot, no storage tanks for petroleum, petroleum by-products or other hazardous substances are present in, on or under the Facility.

        14. Initial Term and Renewal Terms. The Venture shall have a term commencing on the date hereof and continuing to and including April 30, 2018. Thereafter, the term of the Venture shall be automatically extended for successive two-year renewal terms unless either party elects by written notice to the other party given not less than twelve (12) months prior to expiration of the initial term or any renewal term, to terminate the Venture upon expiration of the initial term or renewal term, as the case may be.

        15. Early Termination. The Venture shall terminate prior to the initial term or any renewed term, as follows:

        (a)    by the mutual written agreement of Simplot and Hubbard;

        (b) by either party upon not less than twelve (12) months written notice of its election to terminate the Venture; provided that the Venture cannot be terminated prior to April 30, 1998, pursuant to this clause (b);

        (c) by Simplot upon not less than thirty (30) days written notice of its election to terminate the Venture if Hubbard shall fall to produce orders for production and/or sales of pet food (including orders for products described in Sections 7(a), (b) and (c) hereof) at least equal to (i) 8,000 tons per year for each of the first two years of the Venture, and (ii) 12,000 tons per year for each year thereafter; provided, however, that the Venture shall not terminate if within such thirty (30) day period Hubbard shall elect to pay to Simplot an amount equal to 50% of the Venture's average per ton profit on all sales for such year, times the number of tons in the shortfall for such year;

         (d) by either party upon not less than thirty (30) days written notice of its election to terminate the Venture if during the first five (5) years of the Venture the Venture (i) sustains a net loss (before any deduction for depreciation of Venture property) in each of twelve (12) consecutive months, or (ii) sustains a net loss (before any deduction for depreciation of Venture property) during any period of twelve (12) consecutive months ending as of the end of the month immediately preceding the month in which such party gives notice hereunder in excess of $300,000;

        (e) by either party upon written notice of its election to terminate the Venture following the institution of any bankruptcy or insolvency proceedings by or against the other party (whether voluntary or involuntary, and whether under federal or state law), the dissolution, liquidation or winding up of the other party or the assignment by the other party of any significant portion of its property or assets for the benefit of creditors or claimants;

         (f) by either party upon written notice of its election to terminate the Venture if there is a willful breach by the other party of a material term of this Agreement and such breach has not been cured within sixty (60) days after written notice of such breach; or

         (g) upon one hundred eighty (180) days prior written notice by the remaining party or the permitted assignee of the other party following the assignment by the other party of its interest in the Venture in accordance with Section 17 hereof; provided, however, that such notice of termination may not be given more than ninety (90) days after the effective date of such assignment or transfer.

        Nothing contained in this Section 15 shall affect or impair any rights or obligations arising prior to or at the time of the termination of the Venture, or which may arise by an event causing the termination of the Venture.

         16.   Disposition of Assets Following Termination.

         (a) Generally. Upon termination of the Venture, Simplot and Hubbard shall proceed to wind up the affairs of the Venture in accordance with this Section 16.

         (b) Option to Lease Facility. In the event Simplot gives notice of termination pursuant to clause (b) of Section 15 hereof, or in the event Hubbard gives notice of termination pursuant to clause
               (e) or (f) of Section 15 hereof, then Hubbard shall have an option, exercisable by written notice by Hubbard to Simplot at any time on or prior to the effective date of such termination, to lease the Facility (including any equipment purchased by Simplot pursuant to clause (c) of this Section 16) for a period of up to two (2) years commencing on the date of termination of the Venture on the terms set forth on Exhibit F hereto.

          (c) Option to Purchase Additional Equipment. In the event the Venture is terminated for any reason, Simplot shall have the option, exercisable by written notice by Simplot to Hubbard at any time on or prior to the effective date of such termination, to purchase the equipment of the Venture at a mutually agreed upon price, or if the parties cannot agree, at a price equal to the then current book value, net of accumulated depreciation. In the event Simplot shall not exercise its option to purchase the equipment of the Venture pursuant to this clause (c), then Hubbard shall have the option, exercisable by written notice by Hubbard to Simplot within 30 days following the effective date of termination, to purchase the equipment of the Venture at a mutually agreed upon price, or if the parties cannot agree, at a price equal to the then current book value, net of accumulated depreciation.

(d)    Disposition of Assets.

         (i) Upon termination of the Venture, subject to the option of Simplot and Hubbard to purchase the equipment owned by the Venture pursuant to clause (c) of this Section 16, the assets of the Venture shall be sold in an orderly fashion in such manner as the Management Committee shall determine.

         (ii) absent a lease of the Facility by Hubbard under clause (b) of this Section 16, upon termination of the Venture exclusive possession of the Facility, free and clear of any rights of the Venture or Hubbard, shall revert to Simplot.

        (iii) upon termination of the Venture, each party's right to use Trade Secrets of the other party shall cease and each party shall return to the other party any and all materials in such party's possession or control which contain or relate to Trade Secrets of the other party.

(e) Application of Cash. Any cash of the Venture, including without limitation the proceeds of assets sold pursuant to clauses (c) and (d) of this Section 16, shall be applied and distributed in the following order of priority:

          (i) to the payment of debts and liabilities of the Venture (other than outstanding advances pursuant to Section 5 hereof) and expenses of liquidation;

         (ii) to the setting up of any reserves that the Management Committee shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Venture arising out of or in connection with the Venture, which reserves shall be paid over by Simplot and Hubbard to a mutually designated party, as escrow agent, to be held for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies; provided, however, that at the expiration of such period of time as Simplot and Hubbard shall deem mutually advisable, said escrow agent shall distribute the balance thereof remaining in the manner set forth in subparagraph (iv) hereof;

        (iii)  to outstanding advances pursuant to Section 5 hereof; and

         (iv) any balance remaining after the application in accordance with the foregoing subparagraph, equally to Simplot and Hubbard.

        17. Option of Simplot to Participate with Hubbard in Ownership and Operation of New Facility.

        (a) In the event during the term of the Venture Hubbard commences construction of a new dry pet food manufacturing facility in the state of Washington, Oregon or Idaho to which substantially all of the business of the Facility is or will be transferred (a "Replacement Facility"), then upon or prior to the commencement of construction Hubbard shall submit to Simplot a written offer to participate with Hubbard as a 50% owner of the Replacement Facility and a 50% participant in the operation of the Replacement Facility (a "Joint Ownership Offer?") in accordance with this Section 17.

        (b) The Joint Ownership Offer shall provide for the Replacement Facility to be owned by Hubbard and Simplot as tenants in common or, alternatively, provide for the Replacement Facility to be owned by a joint venture in which Hubbard and Simplot each hold a 50% interest, and shall provide for Hubbard and Simplot directly, or through a joint venture, to share equally in the cost of operating the Replacement Facility and share equally in the profits or losses derived from operation of the Replacement Facility. To the extent practicable, Hubbard shall endeavor in good faith to structure the Joint Ownership Option in a manner consistent with the structure of the Venture established pursuant to this Agreement, except that Simplot directly, or through such joint venture, would purchase a 50% ownership interest in the Replacement Facility, and the employees operating the Replacement Facility may be employees of Hubbard or the joint venture, rather than employees of Simplot.

        (c) Simplot shall have a period of sixty (60) days after receipt of the Joint Ownership Offer to accept the Joint Ownership Option by written notice of acceptance to Hubbard. Following timely notice of acceptance, Hubbard agrees to negotiate in good faith the definitive documentation for the joint ownership and operation of the Replacement Facility by Hubbard and Simplot. If Hubbard shall have so negotiated in good faith with Simplot, but within a period of sixty (60) days after notice of acceptance, the parties shall not have executed and delivered definitive documents for joint operation and ownership of the Replacement Facility, then the rights of Simplot to participate in the ownership and operation of the Replacement facility shall cease and be of no further force or effect.

        18. Assignment. Except as expressly permitted by this Section 18, neither party shall assign or encumber its interest in the Venture and Simplot shall not transfer or encumber the Facility. A party may assign its interest in the Venture and Simplot may transfer the Facility to another entity in either case in connection with the sale of substantially all of the assets of a division or component of its business to another entity provided that (i) such party remains liable for observance and performance of its obligations under this Agreement; (ii) the financial condition of the transferee is reasonably satisfactory to the other party; and (iii) the transferee specifically agrees to be bound by the terms of this Agreement. Each and every provision in this Agreement shall survive such assignment or transfer and remain in full force and effect.

        19. Successors and Assign. This Agreement shall bind and inure to the benefit of the parties hereto, there successors and permitted assigns.

        20. Further Assurances. The parties agree that they will perform such other acts and execute and deliver such other documents as may be necessary or appropriate from time to time to carry out the intent and purpose of this Agreement. The parties recognize that issues may arise in connection with the Venture which are not provided for in this Agreement and cannot be resolved by the Management Committee. Subject to the early termination provisions of Section 15 hereof, the parties agree to negotiate in good faith the resolution of such issues by amendment or modification of this Agreement in accordance with Section 21 hereof.

        21. Waivers and Amendments. This Agreement may be amended or modified, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or tunes to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, or m any other such instrument, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of the breach of any other term or covenant contained herein.

        22. Arbitration. All unresolved disputes or controversies arising out of or in relation to this Agreement shall be determined and settled by arbitration at a mutually convenient location in the State of Idaho in accordance with the Commercial Rules of the American Arbitration Association in effect at the time of said controversy, and judgment upon any award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The expenses of the arbitration shall be borne by the Venture, provided that each of Simplot and Hubbard shall pay for and bear the costs of its own experts, evidence, and legal counsel. Whenever any action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to arbitration, such period shall automatically be extended for ten (10) days plus the number of days that are taken for the termination of that matter by the arbitrator(s). Nothing herein contained shall bar either party from seeking equitable remedies in a court of competent jurisdiction.

        23. Indemnification. Etc.

        (a) By Simplot. Simplot shall indemnify and hold harmless Hubbard and the Venture for and against:

              (i) all claims, actions, suits and proceedings asserted against Hubbard or the Venture with respect to any and all liabilities and obligations arising from ownership of the Facility prior to the date of commencement of the Venture (the "Commencement Date"), operation of the manufacturing business at the Facility by Simplot prior to the Commencement Date, and incidents and occurrences prior to the Commencement Date relating to the Facility and such business;

               (ii) without limiting the generality of the foregoing, any and all product liability or similar claims in respect of products manufactured at the Facility by Simplot prior to the Commencement Date;

              (iii) any and all loss, injury, damage or deficiency resulting from any misrepresentation or breach of warranty on the part of Simplot under this Agreement;

               (iv) any and all loss, injury, damage or deficiency resulting from the discharge at the Facility of any hazardous substances the release or disposal of which is regulated by any law, regulation, ordinance or code, whether prior to or after the Commencement Date, or the existence of any such hazardous substances in, on or under the Facility; and

                (v) any and all loss, injury damage or deficiency resulting from the gross negligence or willful misconduct of Simplot.

        (b) By Hubbard. Hubbard shall indemnify and hold harmless Simplot and the Venture for and against:

               (i) any and all loss, injury, damage or deficiency resulting from any misrepresentation or breach of warranty on the part of Hubbard under this Agreement; and

               (ii) any and all loss, injury, damage or deficiency resulting from the gross negligence or willful misconduct of Hubbard.

        (c) By the Venture. The Venture shall indemnify and hold harmless each of Simplot and Hubbard for and against all claims, actions, suits and proceedings asserted against such party in connection with the Venture or any act or omission of such party in its capacity as a party to the Venture; provided, however, that neither Simplot nor Hubbard shall be indemnified and held harmless pursuant to this Section 23(c) for any matter with respect to which it is required to indemnify and hold harmless the Venture and the other party pursuant to Section 23(a) or 23(b) hereof.

        24. Liability of Parties. Neither Simplot nor Hubbard shall, by virtue of this Agreement, be deemed to have assumed any liability of any kind or nature whatsoever arising with respect to activities or products of the other not undertaken as part of the Venture. Neither Simplot nor Hubbard shall be liable to the Venture or the other party for any act or omission of such party in its capacity as a party to the Venture unless such act or omission constitutes gross negligence or willful misconduct of such party.

        25. Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of Idaho.

        26. Notices. Any notice given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally served or if transmitted by registered or certified U.S. Mail, return receipt requested and postage prepaid, addressed to the other party at its address hereinafter set forth or at such other address as the other party shall theretofore have designated by notice in accordance with this Section 26:

         If to Simplot:                  J.R. Simplot Company
                                         P.O. Box 27
                                         Boise, Idaho 83707
                                         Attention: Secretary

         With a copy to:                 J. R. Simplot Company
                                         223 Rodeo Avenue
                                         Caldwell, Idaho 83605

         If to Hubbard:                  Hubbard Milling Company
                                         424 North Riverfront Drive
                                         Mankato, Minnesota 56001
                                         Attention: President

        The date of giving such notice shall be the date received, if served personally, or the date on which the notice is delivered to the other party as indicated by the return receipt.

        27. Entire Agreement. This Agreement and the Exhibits hereto set forth the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

        28. Headings. The headings contained in this Agreement are for referenced purposes only and shall not affect the meaning or interpretation of this Agreement.

        29. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which taken together shall be one document.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first-above written.

                                        J.R. SIMPLOT COMPANY


                                        By Ray C. B[ILLEGIBLE]
                                           -------------------------------
                                           Its President D.P.G.
                                               ---------------------------

                                        HUBBARD MILLING COMPANY


                                        By Timothy C. Violett
                                           -------------------------------
                                           Its Vice President Pet Food
                                               ---------------------------

                                                                       EXHIBIT A

                             DESCRIPTION OF FACILITY

                                    Site Plan

TRUCK LOADOUT

[ ] = Fish Food Manufacturing Facility

EXISTING
FISHFOOD
PLANT

11,600 SQ.FT WAREHOUSE W/FIRESPRINKLER SYSTEM

TRUCK RECEIVING

                                 Equipment List

1.  Truck bottom dump receiving auger

2. Six 40-50 ton holding bins with elevator and transfer conveyors

3.  Hayes-Stolz 2 ton Ribbon Blender on weight load cells

4.  In/Out feed conveyors and elevators

5. Jacobson Hammer Mill XLT 42336-D 150 h.p. motor capable of product reduction to 3/64"

6.  Dalamatic Air Scrubber

7.  1 ton live bottom surge bin

8. Dual Agitator Pre-conditioner capable of water, oil, slurry and/or steam injection

9.  X-175 Weger Extruder with 200 h.p. motor

10. Negative Air System to transfer product from extruder to dryer

11. Wenger 960 2 stage dryer/cooler with optional product crumbler

12. Three Screen Rotex to remove "overs", "unders" and fines

13. Hayes-Stolz Fats Applicator complete with Hersey Flow Rate
    Indicator/Totalizer motor

14. Accurate Dry Powder Applicator for finished product

15. Two bulk load-outs bins 20 ton each capacity

16. Assorted conveyors, elevators to facilitate product flow through system

17. Howe Richardson Packaging Scale

18. Union Special Stitcher with tape applicator

                                                                       EXHIBIT B

                              Additional Equipment

This list comprises equipment deemed necessary for volume production and sales of quality pet foods.

Pallet racking for M-T Bag inventory                                 $ 7,000.00
Sanitary guidelines related to pet contract                           10,000.00
Easy Open Top sewing machine DoBoy                                    20,000.00
Upgrade Liquid Digest Application                                     25,000.00
Additional Forklift                                                   15,000.00
Pallet Stretch Wrap                                                   10,000.00
Increase "hand add" batching area                                      5,000.00
Technicon Analyzer                                                    30,000.00
Conveyor from product coater to elevator                               2,475.00
Elevator                                                               4,175.00
Two finished product bins; capacity 12 ton each                       16,500.00
2# to 10# Electronic bagging scale                                     8,668.95
Bag closing machine heat seal                                          5,800.00
Electronic contracting includes high-low indicators                    5,400.00

Millwright services for transitions, gates, tank
installations with crane service, scaler and closing
machine installations.                               Labor would be  $ 12,300.00
                                                           Total     $177,318.95

                                                                       EXHIBIT C

                         Description of Direct Expenses

I.      PLANT G & A

        Employee Benefits
        Fixed Insurance Expense
        Office Equipment Rent
        Administrative Wages
        Operating Supplies
        Office Supplies
        Computer Supplies
        Auto Operating Expense
        Entertainment & Customer Relations
        Entertainment - Meals
        Travel Meals
        General Travel
        Lodging Expense
        Meetings & Conventions
        Telephone Toll Charges
        Postage
        UPS Charges
        Dues and Subscriptions
        Airplane Expenses Charged
        Public and Employee Relations
        Miscellaneous

II.     PRODUCTION EXPENSE

        Non-Productive Wages
        Sweepers Wages
        Miscellaneous Millwright Wages
        Extruder Millwright Wages
        Supt and Foreman Wages
        Millers and Mixers Prod Wages
        Pack/Pack Large Prod Wages
        Extruder Production Wages
        Small Pack Production Wages
        Warehouse Production Wages
        Outside Labor
        Project Expense
        Repairs Maintenance Building and Grounds
        Repairs Mixing Equipment
        Repairs Packing Equipment
        Repairs Receiving Equipment
        Repairs Warehouse Equipment
        Repairs Dryer Equipment
        Repairs Extruding Equipment
        Fuel

         Controllable Liability
         Power and Light
         Water and Sewer Service
         Fork Truck Gas and Oil
         Fork Truck Tires
         Fork Truck Repairs
         Operating Supplies
         Expendable Tools and Equipment
         Fumigation Expense
         Miscellaneous
         Services Charged
         Employee Benefits
         Insurance Expense
         All real estate tax that is incurred on the facility incurred on the facility over the amount existing on the commencement date of the venture.

III.     SALES EXPENSE

         Employee Benefits
         Amortization Expense
         Fixed Insurance Expense
         Salesmen Wages
         Entertainment and Customer Relations
         Entertainment - Meals
         Travel - Meals
         General Travel
         Lodging Expense
         Meetings and Conventions
         Telephone Toll Charges
         Sales Material Expense
         Miscellaneous Professional Charges
         Package Development Freight
         Postage
         Dues and Subscriptions
         Airplane Expense Charges
         Miscellaneous
         Services Charged

                                                                       EXHIBIT D

                            Administrative Services

                                      Purchasing
                                      Accounting
                                      R & D/Quality
                                      Customer Service
                                      Tonnage Taxes
                                      Travel
                                      Kennel
                                      Outside Research
                                      Professional Fees
                                      Laboratory
                                      Supplies
                                      Postage
                                      Computer Service
                                      Miscellaneous

                                    EXHIBIT E

                         HUBBARD - SIMPLOT JOINT VENTURE
                            PET FOOD INCOME STATEMENT

                                  ________,1993


                                       CURRENT MONTH                       YEAR-TO-DATE
                                          00/00/93                           00/00/93
                                 Actual  Last Year   Variance       Actual    Last Year   Variance
CUSTOMER TONS

INTER-CO. TONS
         TOTAL TONS

Plant Sales
Cost of Sales

         Gross Profit

Manufacturing (Hubbard)
Manufacturing (Simplot)
G&A Plant (Hubbard)
G&A Plant (Simplot)
G&A Non-Plant (Hubbard)
G&A Non-Plant (Simplot)

         Operating Expenses

OPERATING INCOME

Freight Out
Product Liability
Allowances
Brokerage
Cash Discounts

         Total Discounts

Bad Debt Provision
Selling
Advertising

         Total Marketing

Interest Income
Misc. Income/Expense
Provision of Income Tax

         Total Other Income

VENTURE NET INCOME

SIMPLOT SHARE

HUBBARD SHARE

                                                                       EXHIBIT F

                                 TERMS OF LEASE

Term: Up to two (2) years at the option of Hubbard, commencing on the date of termination of the Venture. Hubbard to specify term at the time notice of exercise of the option to lease is delivered to Simplot.

Rental: Greater of (i) $5,000 per month, plus all real estate taxes allocable to the Facility, or (ii) 20% of the net income from the Facility, computed in a manner consistent with the computation of net income under the Joint Venture Agreement.

Insurance:            Simplot to obtain casualty insurance for Facility.
                      Casualty insurance to be for full insurable value of the Facility. Hubbard to obtain commercial liability insurance for the Facility with Simplot named as an additional insured.

Maintenance:          Hubbard to be responsible for routine maintenance and
                      repairs of the Facility (including equipment in the Facility) consistent with standards maintained during the term of the Venture, other than structural repairs.
                      Simplot to be responsible for all structural repairs to the Facility.

Compliance
with Laws:            Hubbard will be required to conduct its operations at the
                      Facility in accordance with all applicable laws.
                      Notwithstanding the foregoing, Simplot will be responsible for, all improvements, alterations or additions to the Facility necessary to comply with all such laws, including the Americans with Disabilities Act.

Non-Interference:     Hubbard and Simplot to each take reasonable steps to
                      prevent conflict between Hubbard's operation of the Facility and Simplot's operation of its adjacent facilities.

Faegre & Benson             Client No:                       Client: [ILLEGIBLE]

Corporate Finance Group     Matter No:                       Matter: [ILLEGIBLE]

                             DOCUMENT TRACKING SHEET
                             -----------------------


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Document Name    Doc. #     Copy #1   Copy #2    Copy #3   Copy #4   Copy #5   Copy #6   Copy #7
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
Joint Venture    MFF09185   MFF09185  MFF09185
Agreement
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

* Note document was originally copied from a Hubbard disk.